Exhibit 99.1

JCPENNEY REPORTS A 2.2 PERCENT INCREASE IN COMPARABLE SALES FOR THE SECOND QUARTER 2016

Company reaffirms its 2016 guidance

PLANO, Texas - (Aug. 12, 2016) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its second quarter ended July 30, 2016. Comparable sales increased 2.2 % for the second quarter, delivering a two-year stack of 6.3%. Net loss improved 52% to $(56) million versus the prior year.

Marvin R. Ellison, chairman and chief executive officer, said, “We are pleased with the sequential improvement we achieved throughout the second quarter, and our solid performance across all key metrics is encouraging. We exceeded our profitability expectations, achieving an $85 million or 59 % increase in EBITDA to $229 million for the quarter. We are continuing to win market share and improve the bottom line of our business thanks to the commitment and hard work of our over 100,000 associates.”

Ellison continued, “We are excited about the initiatives we have in place to drive incremental growth in the back half of the year with our appliance rollouts, new Sephora locations, center core refreshes, in-store .com fulfillment and our chain wide rollout of buy online, pick up in store same day. These and other initiatives reinforce our confidence in our ability to achieve $1 billion in EBITDA for 2016.”

For the quarter, Sephora, Home, and Footwear and Handbags were the Company’s top performing divisions. Geographically, the Ohio Valley and Pacific were the best performing regions of the country.

For the second quarter, gross margin was 37.1 % of sales, a 10 basis point improvement compared to the same period last year.

SG&A expenses for the quarter decreased $48 million to $853 million, or 29.2 % of sales, representing a 210 basis point improvement from last year. These savings were primarily driven by lower corporate overhead, incentive compensation, store controllable costs and more efficient advertising spend.

For the second quarter, the Company delivered a 52% improvement in net loss over the prior year to $(56) million or $(0.18) per share. Excluding the previously announced write-off of unamortized debt issuance costs of $34 million related to the closing of the real estate term loan refinancing and other items, adjusted earnings per share improved 88% to a loss of $(0.05) per share for the second quarter this year compared to a loss of $(0.40) per share last year.

EBITDA improved $85 million to $229 million for the quarter, a 59 % improvement from the same period last year. Excluding restructuring charges and the proportional share of net income from the home office land joint venture, adjusted EBITDA improved 69 % to $233 million, a $95 million improvement from the same period last year.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Outlook

The Company reaffirms its 2016 full year guidance as follows:

•	Comparable store sales: expected to increase 3% to 4%;

•	Gross margin: expected to increase 10 to 30 basis points;

•	SG&A dollars: expected to decrease versus 2015;

•	EBITDA[1]: expected to be $1 billion;

•	Adjusted earnings per share[1]: expected to be positive;

•	Free cash flow[1]: expected to improve versus 2015.

The Company also announced an upcoming new store location in San Bernardino, Calif. at Inland Center, and the relocation of its store in Salinas, Calif. to a new space within Northridge Mall. The new store and relocation are both landlord funded projects, and are expected to be complete this fall. Each location will offer an appliance showroom, an expansive Sephora inside JCPenney and a flagship Salon by InStyle.

1 A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined at this time.

Second Quarter Earnings Conference Call Details
At 8:30 a.m. ET today, the Company will host a live conference call conducted by chairman and chief executive officer Marvin R. Ellison and chief financial officer Ed Record. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 56348291 conference ID or visit the Company’s investor relations website at http://ir.jcpenney.com.

Telephone playback will be available for 7 days beginning approximately two hours after the conclusion of the meeting by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 56348291 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters.  Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcpenney.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE:JCP), one of the nation's largest apparel and home furnishings retailers, is on a mission to ensure every shopping experience is worth the customer's time, money and effort. Whether shopping jcp.com or visiting one of over 1,000 store locations across the United States and Puerto Rico, customers will discover a broad assortment of products from a leading portfolio of private, exclusive and national brands.  Supporting this value proposition is the warrior spirit of over 100,000 JCPenney associates worldwide, who are focused on the Company's three strategic priorities of strengthening private brands, becoming a world-class omnichannel retailer and increasing revenue per customer. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, gross margin, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize non-core assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms including EMV chip technology, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings and the Company’s ability to access the debt or equity markets on favorable terms or at all.  There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations.  Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended					Six Months Ended
Statements of Operations:	July 30, 2016	August 1, 2015	(1)	% Inc. (Dec.)		July 30, 2016	August 1, 2015	(1)	% Inc. (Dec.)
Total net sales	$2,918	$2,875		1.5%		$5,729	$5,732		(0.1)%
Cost of goods sold	1,834	1,810		1.3%		3,627	3,626		—%
Gross margin	1,084	1,065		1.8%		2,102	2,106		(0.2)%
Operating expenses/(income):
Selling, general and administrative (SG&A)	853	901		(5.3)%		1,725	1,866		(7.6)%
Pension	2	(16)		(100.0)%	+	4	(35)		(100.0)%	+
Depreciation and amortization	153	153		—%		307	307		—%
Real estate and other, net	(9)	19		(100.0)%	+	(47)	(16)		100.0%	+
Restructuring and management transition	9	17		(47.1)%		15	39		(61.5)%
Total operating expenses	1,008	1,074		(6.1)%		2,004	2,161		(7.3)%
Operating income/(loss)	76	(9)		100.0%	+	98	(55)		100.0%	+
(Gain)/loss on extinguishment of debt	34	—		100.0%	+	30	—		100.0%	+
Net interest expense	93	103		(9.7)%		188	201		(6.5)%
Income/(loss) before income taxes	(51)	(112)		(54.5)%		(120)	(256)		(53.1)%
Income tax expense/(benefit) (2)	5	5		—%		4	11		(63.6)%
Net income/(loss)	$(56)	$(117)		(52.1)%		$(124)	$(267)		(53.6)%

Earnings/(loss) per share - basic and diluted	$(0.18)	$(0.38)		(52.6)%		$(0.40)	$(0.87)		(54.0)%

Financial Data:
Comparable store sales increase/(decrease) (3)	2.2%	4.1%				0.9%	3.7%
Ratios as a percentage of sales:
Gross margin	37.1%	37.0%				36.7%	36.7%
SG&A expenses	29.2%	31.3%				30.1%	32.6%
Total operating expenses	34.5%	37.4%				35.0%	37.7%
Operating income/(loss)	2.6%	(0.3)%				1.7%	(1.0)%
Effective income tax rate (2)	9.8%	4.5%				3.3%	4.3%

Common Shares Data:
Issued and outstanding shares at end of period	307.6	305.5				307.6	305.5
Weighted average shares - basic	308.0	305.9				307.6	305.7
Weighted average shares - diluted	308.0	305.9				307.6	305.7

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

(2)
For the three and six months ended July 30, 2016, the Company increased its net valuation allowance by $19 million and $32 million, respectively, against certain federal and state net operating loss carry forward assets. For the three and six months ended August 1, 2015, the Company increased its net valuation allowance by $46 million and $90 million, respectively, against certain federal and state net operating loss carry forward assets.

(3)
Comparable store sales include sales from all stores, including sales from services and commissions earned from our in-store licensed departments, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	July 30, 2016	August 1, 2015	(1)
Current assets:
Cash in banks and in transit	$171	$178
Cash short-term investments	258	795
Cash and cash equivalents	429	973
Merchandise inventory	2,981	3,005
Deferred taxes	231	184
Prepaid expenses and other	235	200
Total current assets	3,876	4,362
Property and equipment, net	4,686	4,989
Prepaid pension	—	266
Other assets	604	615
Total assets	$9,166	$10,232

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$1,094	$1,122
Other accounts payable and accrued expenses	1,121	1,170
Current maturities of capital leases and note payable	18	27
Current maturities of long-term debt	341	28
Total current liabilities	2,574	2,347
Long-term capital leases and note payable	10	18
Long-term debt	4,356	5,225
Deferred taxes	425	378
Other liabilities	604	604
Total liabilities	7,969	8,572
Stockholders' equity	1,197	1,660
Total liabilities and stockholders' equity	$9,166	$10,232

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended			Six Months Ended
Statements of Cash Flows:	July 30, 2016	August 1, 2015	(1)	July 30, 2016	August 1, 2015	(1)
Cash flows from operating activities:
Net income/(loss)	$(56)	$(117)		$(124)	$(267)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	—	1		(1)	4
Asset impairments and other charges	1	1		2	2
Net gain on sale of non-operating assets	—	(6)		(5)	(8)
Net gain on sale of operating assets	(2)	—		(10)	(8)
(Gain)/loss on extinguishment of debt	34	—		30	—
Depreciation and amortization	153	153		307	307
Benefit plans	(15)	(23)		(27)	(48)
Stock-based compensation	10	11		20	21
Deferred taxes	3	2		—	3
Change in cash from:
Inventory	(56)	(194)		(260)	(353)
Prepaid expenses and other assets	(9)	26		(68)	(11)
Merchandise accounts payable	99	59		169	125
Current income taxes	(3)	2		(4)	6
Accrued expenses and other	27	127		(237)	43
Net cash provided by/(used in) operating activities	186	42		(208)	(184)
Cash flows from investing activities:
Capital expenditures	(121)	(95)		(160)	(141)
Proceeds from sale of non-operating assets	—	7		2	13
Proceeds from sale of operating assets	4	—		16	5
Joint venture return of investment	1	—		15	—
Net cash provided by/(used in) investing activities	(116)	(88)		(127)	(123)
Cash flows from financing activities:
Net proceeds from issuance of long-term debt	2,188	—		2,188	—
Payments of capital leases and note payable	(5)	(18)		(19)	(23)
Payments of long-term debt	(2,188)	(7)		(2,250)	(13)
Financing costs	(49)	—		(49)	—
Proceeds from stock options exercised	—	—		1	—
Other changes in stockholders' equity	(2)	—		(7)	(2)
Net cash provided by/(used in) financing activities	(56)	(25)		(136)	(38)
Net increase/(decrease) in cash and cash equivalents	14	(71)		(471)	(345)
Cash and cash equivalents at beginning of period	415	1,044		900	1,318
Cash and cash equivalents at end of period	$429	$973		$429	$973

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, the impact of our qualified defined benefit pension plan (Primary Pension Plan), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from our joint venture formed to develop the excess property adjacent to our home office facility in Plano, Texas (Home Office Land Joint Venture) and the tax impact for the allocation of tax expense to other comprehensive income. Unlike other operating expenses, restructuring and management transition charges, the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of tax expense to other comprehensive income are not directly related to our ongoing core business operations. Primary Pension Plan expense/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  Accordingly, we eliminate our Primary Pension Plan expense/(income) in its entirety as we view all components of net periodic benefit expense/(income) as a single, net amount, consistent with its presentation in our Consolidated Financial Statements.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, Primary Pension Plan expense/(income), the (gain)/loss on extinguishment of debt, the net gain on the sale of non-operating assets, the proportional share of net income from the Home Office Land Joint Venture and the tax impact for the allocation of tax expense to other comprehensive income on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

In addition, we believe that EBITDA is a useful measure in assessing our operating performance and are therefore presenting this non-GAAP financial measure in addition to the non-GAAP financial measures listed above.

EBITDA AND ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures:

	Three Months Ended			Six Months Ended
	July 30, 2016	August 1, 2015	(1)	July 30, 2016	August 1, 2015	(1)
Net income/(loss)	$(56)	$(117)		$(124)	$(267)
Add: Net interest expense	93	103		188	201
Add: (Gain)/loss on extinguishment of debt	34	—		30	—
Total interest expense	127	103		218	201
Add: Income tax expense/(benefit)	5	5		4	11
Add: Depreciation and amortization	153	153		307	307
EBITDA (non-GAAP)	229	144		405	252
Add: Restructuring and management transition charges	9	17		15	39
Add: Primary pension plan expense/(income)	—	(17)		—	(38)
Less: Net gain on the sale of non-operating assets	—	(6)		(5)	(8)
Less: Proportional share of net income from the home office land joint venture	(5)	—		(29)	(22)
Adjusted EBITDA (non-GAAP)	$233	$138		$386	$223

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended			Six Months Ended
	July 30, 2016	August 1, 2015	(1)	July 30, 2016	August 1, 2015	(1)
Net income/(loss)	$(56)	$(117)		$(124)	$(267)
Earnings/(loss) per share-diluted	$(0.18)	$(0.38)		$(0.40)	$(0.87)

Add: Restructuring and management transition charges (2)	9	17		15	39
Add: Primary pension plan expense/(income) (2)	—	(17)		—	(38)
Add: (Gain)/loss on extinguishment of debt (2)	34	—		30	—
Less: Net gain on the sale of non-operating assets (2)	—	(6)		(5)	(8)
Less: Proportional share of net income from the home office land joint venture (2)	(5)	—		(29)	(22)
Less: Tax impact resulting from other comprehensive income allocation (3)	2	—		—	—
Adjusted net income/(loss) (non-GAAP)	$(16)	$(123)		$(113)	$(296)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.05)	$(0.40)		$(0.37)	$(0.97)

(1)	Prior year amounts have been adjusted to reflect the retrospective application of accounting policy change for recognizing pension expense.

(2)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(3)	Represents the net tax expense that resulted from our other comprehensive income allocation between our operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, pay-down of off-balance sheet pension debt, and other obligations or payments made for business acquisitions. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended		Six Months Ended
	July 30, 2016	August 1, 2015	July 30, 2016	August 1, 2015
Net cash provided by/(used in) operating activities	$186	$42	$(208)	$(184)
Add: Proceeds from sale of operating assets	4	—	16	5
Less: Capital expenditures	(121)	(95)	(160)	(141)
Free cash flow (non-GAAP)	$69	$(53)	$(352)	$(320)

Net cash provided by/(used in) investing activities (1)	$(116)	$(88)	$(127)	$(123)
Net cash provided by/(used in) financing activities	$(56)	$(25)	$(136)	$(38)

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.